Exhibit 4.3

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN SECTIONS 5.3 AND 5.4 BELOW, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.
AMENDED AND RESTATED WARRANT TO PURCHASE COMMON STOCK

Company:	SAVAGE RIVER, INC., a Delaware corporation
Number of Shares of Common Stock:	30,001
Warrant Price:	$3.00 per share
Original Issue Date:	June 27, 2018
Issue Date:	April 5, 2019
Expiration Date:	June 27, 2028	See also Section 5.1(b).
Credit Facility:
This Amended and Restated Warrant to Purchase Common Stock (as the same may from time to time be amended, modified, supplemented or restated, the “Warrant”) is issued in connection with that certain Loan and Security Agreement (Term Loan) dated as of June 27, 2018 between Silicon Valley Bank and the Company (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

This Amended and Restated Warrant amends, restates and replaces that certain Warrant to Purchase Common Stock issued by the Company to Silicon Valley Bank on June 27, 2018 (the “Original Warrant”). Silicon Valley Bank, pursuant to Section 5.4 of the Original Warrant, transferred the Original Warrant to its parent company, SVB Financial Group.

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, SVB FINANCIAL GROUP (together with any successor or permitted assignee or transferee of this Warrant or of any shares issued upon exercise hereof, “Holder”) is entitled to purchase the number of fully paid and non-assessable shares (the “Shares”) of the above-stated common stock (the “Common Stock”) of the above-named company (the “Company”) at the above-stated Warrant Price, all as set forth above and as adjusted pursuant to Section 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

SECTION 1.  EXERCISE.

1.1    Method of Exercise.  Holder may at any time and from time to time exercise this Warrant, in whole or in part, by delivering to the Company the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached hereto as Appendix 1 and, unless Holder is exercising this Warrant pursuant to a cashless exercise set forth in Section

1.2, a check, wire transfer of same-day funds (to an account designated by the Company),or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2    Cashless Exercise.  On any exercise of this Warrant, in lieu of payment of the aggregate Warrant Price in the manner as specified in Section 1.1 above, but otherwise in accordance with the requirements of Section 1.1, Holder may elect to receive Shares equal to the value of this Warrant, or portion hereof as to which this Warrant is being exercised. Thereupon, the Company shall issue to the Holder such number of fully paid and non-assessable Shares as are computed using the following formula:

X = Y(A-B)/A

where:

X=	the number of Shares to be issued to the Holder;

Y=	the number of Shares with respect to which this Warrant is being exercised (inclusive of the Shares surrendered to the Company in payment of the aggregate Warrant Price);

A=	the Fair Market Value (as determined pursuant to Section 1.3 below) of one Share; and

B=	the Warrant Price.

1.3    Fair Market Value.  If the Company’s Common Stock is then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”), the fair market value of a Share shall be the closing price or last sale price of a share of Common Stock reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company. If the Company’s Common Stock is not traded in a Trading Market, the Board of Directors of the Company shall determine the fair market value of a Share in its reasonable good faith judgment.

1.4    Delivery of Certificate and New Warrant.  Within a reasonable time after Holder exercises this Warrant in the manner set forth in Section 1.1 or 1.2 above, the Company shall deliver to Holder a certificate representing the Shares issued to Holder upon such exercise and, if this Warrant has not been fully exercised and has not expired, a new warrant of like tenor representing the Shares not so acquired.

1.5    Replacement of Warrant.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the

Company for cancellation, the Company shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.

1.6    Treatment of Warrant Upon Acquisition of Company or other Liquidity Event.

(a)    Acquisition.  For the purpose of this Warrant, “Acquisition” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Company (ii) any merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company’s domicile), or any other corporate reorganization, in which the stockholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization; or (iii) any sale or other transfer by the stockholders of the Company of shares representing at least a majority of the Company’s then-total outstanding combined voting power. Notwithstanding the foregoing, an “Acquisition” shall not include a bona fide equity financing consummated solely for capital raising purposes.

(b)    Treatment of Warrant at Acquisition.  In the event of an Acquisition in which the consideration to be received by the Company’s stockholders consists solely of cash, solely of Marketable Securities or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), and the fair market value of one Share as determined in accordance with Section 1.3 above would be greater than the Warrant Price in effect on such date immediately prior to such Cash/Public Acquisition, and Holder has not exercised this Warrant pursuant to Section 1.1 above as to all Shares, then this Warrant shall automatically be deemed to be Cashless Exercised pursuant to Section 1.2 above as to all Shares effective immediately prior to and contingent upon the consummation of a Cash/Public Acquisition. In connection with such Cashless Exercise, Holder shall be deemed to have restated each of the representations and warranties in Section 4 of the Warrant as of the date thereof and the Company shall promptly notify the Holder of the number of Shares (or such other securities) issued upon exercise. In the event of a Cash/Public Acquisition where the fair market value of one Share as determined in accordance with Section 1.3 above would be less than the Warrant Price in effect immediately prior to such Cash/Public Acquisition, then this Warrant will expire immediately prior to the consummation of such Cash/Public Acquisition.

(c)    Upon the closing of any Acquisition other than a Cash/Public Acquisition defined above, the acquiring, surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this Warrant

(d)    Upon the closing of any Liquidity Event, the Holder may require the Company to purchase the Warrant (the “Put”) for the applicable amount set forth below (the “Put Price”):

Date of Liquidity Event	Warrant Repurchase Price
Between the Original Issue Date and June 27, 2019	$350,000
Between June 28, 2019 and December 27, 2019	$450,000
Between December 28, 2019 and June 27, 2020	$650,000
Between June 28, 2020 and June 27, 2021	$1,050,000
After June 27, 2021	$1,550,000

In the event the Company fails to purchase the Warrant pursuant to the Put, then the Company shall pay Holder interest on the unpaid balance of the Put Price at the rate of fifteen percent (15%) per annum, payable monthly in advance on the first (1st) day of each calendar month following Holder’s election to exercise the Put until the unpaid balance of the Put Price is paid in full. In the event the Company is obligated to purchase this Warrant hereunder and the Company does not have sufficient funds legally available therefor, the Company shall take any and all commercially reasonable action permitted by applicable law necessary to increase its legally available funds to an amount sufficient therefore. At any time thereafter when additional funds of the Company become legally available to purchase the Warrant pursuant to the terms hereof, such funds will immediately be used to pay the balance of the Put Price which the Company has become obligated to pay but which it has not as yet paid. For purposes hereof, “Liquidity Event” means the earliest to occur of the following: (a) any Acquisition; (b) any merger or consolidation of Borrower, or any other corporate reorganization of or involving Borrower, in which Borrower’s stockholders own a majority of the surviving or successor entity’s outstanding voting power immediately after such merger, consolidation or reorganization but such surviving or successor entity is not Borrower; or (c) Borrower’s initial, underwritten offering and sale of its securities to the public pursuant to an effective registration statement under the Act (the “IPO”).

(e)    As used in this Warrant, “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then traded in Trading Market, and (iii) following the closing of such Acquisition, Holder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise or convert this Warrant in full on or prior to the closing of such Acquisition, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six (6) months from the closing of such Acquisition.

(f)    Promptly following any exercise of this Warrant and solely with respect to the Shares issued thereupon, Holder shall become party to, by execution and delivery to the Company of, a counterpart signature page, joinder agreement, instrument of accession or similar instrument, the Amended & Restated Voting Agreement by and among the Company and the parties named therein dated November 22, 2017, as may be amended from time to time, so long as any such amendment treats all holders of the same class and Series as Holder in the same manner (the “Voting Agreement”), and the Amended & Restated Right of First Refusal and Co-Sale Agreement by and among the Company and the parties listed therein dated November 22, 2017, as may be amended from time to time, so long as any such amendment treats all holders of the same class and series as Holder in the same manner (the “Co-Sale Agreement”), provided that such agreements are each by their terms in force and effect at the time of such Warrant exercise.

SECTION 2.  ADJUSTMENTS TO THE SHARES AND WARRANT PRICE.

2.1    Stock Dividends, Splits, Etc.  If the Company declares or pays a dividend or distribution on the outstanding shares of the Common Stock payable in securities or property (other than cash), then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities and property which Holder would have received had Holder owned the Shares of record as of the date the dividend or distribution occurred. If the Company subdivides the outstanding shares of the Common Stock by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of the Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2    Reclassification, Exchange, Combinations or Substitution.  Upon any event whereby all of the outstanding shares of the Common Stock are reclassified, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, this Warrant will be exercisable for the number, class and series of Company securities that Holder would have received had the Shares been outstanding on and as of the consummation of such event, and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, combinations substitutions, replacements or other similar events.

2.3    Intentionally Omitted.

2.4    Intentionally Omitted.

2.5    No Fractional Share.  No fractional Share shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise of the Warrant, the Company shall eliminate such fractional Share interest by paying Holder in cash the amount computed by multiplying the fractional interest by (i) the fair market value (as determined in accordance with Section 1.3 above) of a full Share, less (ii) the then-effective Warrant Price.

2.6    Notice/Certificate as to Adjustments.  Upon each adjustment of the Warrant Price, Common Stock and/or number of Shares, the Company, at the Company’s expense, shall notify Holder in writing within a reasonable time setting forth the adjustments to the Warrant Price, class and/or number of Shares and facts upon which such adjustment is based. The Company shall, upon written request from Holder, furnish Holder with a certificate of its Chief Financial Officer, including computations of such adjustment and the Warrant Price, class and number of Shares in effect upon the date of such adjustment.

SECTION 3.  REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1    Representations and Warranties.  The Company represents and warrants to, and agrees with, the Holder as follows:

(a)    The initial Warrant Price referenced on the first page of this Warrant is not greater than the price per share at which shares of Company Common Stock or options to purchase shares of Company Common Stock were issued immediately prior to the Issue Date hereof.

(b)    All Shares which may be issued upon the exercise of this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws. The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued capital stock such number of securities as will be sufficient to permit the exercise in full of this Warrant.

(c)    The Company’s capitalization table attached hereto as Schedule 1 is true and complete, in all material respects, as of the Issue Date.

3.2    Notice of Certain Events.  If the Company proposes at any time to:

(a)    declare any dividend or distribution upon the outstanding shares of the Company’s stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend;

(b)    offer for subscription or sale pro rata to the holders of the outstanding shares any additional shares of any class or series of the Company’s stock (other than pursuant to contractual pre-emptive rights);

(c)    effect any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of the Common Stock;

(d)    effect an Acquisition or to liquidate, dissolve or wind up; or

(e)    effect an IPO;

then, in connection with each such event, the Company shall give Holder:

(1) in the case of the matters referred to in (a) and (b) above, at least seven (7) Business Days prior written notice of the earlier to occur of the effective date thereof or the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of outstanding shares of the Common Stock will be entitled thereto) or for determining rights to vote, if any;

(2) in the case of the matters referred to in (c) and (d) above at least seven (7) Business Days prior written notice of the date when the same will take place (and specifying the date on which the holders of outstanding shares of the Common Stock will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event and such reasonable information as Holder may reasonably require regarding the treatment of this Warrant in connection with such event giving rise to the notice); and

(3) with respect to the IPO, at least seven (7) Business Days prior written notice of the date on which the Company proposes to file its final non-confidential registration statement in connection therewith.

Company will also provide information requested by Holder that is reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements. Holder acknowledges that any information provided to Holder by the Company pursuant to this Warrant (including, without limitation, pursuant to this Section 3.2) may be confidential, and Holder agrees that, with respect to any such confidential information received by Holder pursuant to this Warrant, Holder will be bound by the confidentiality provisions of Section 12.9 of the Loan Agreement, which provisions are hereby incorporated by reference.

SECTION 4.  REPRESENTATIONS, WARRANTIES OF THE HOLDER.

The Holder represents and warrants to the Company as follows:

4.1    Purchase for Own Account.  This Warrant and the Shares to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2    Disclosure of Information.  Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this

Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3    Investment Experience.  Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4    Accredited Investor Status.  Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5    The Act.  Holder understands that this Warrant and the Shares issuable upon exercise hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Act.

4.6    Market Stand-off Agreement.  The Holder agrees that the Shares shall be subject to the Market Standoff provisions in Section 2.11 of the Amended & Restated Investors’ Rights Agreement by and among the Company and the parties named therein dated November 22, 2017, as amended from time to time (such provision the “Lock-Up” and such agreement, the “Investors Rights Agreement”) and together with the Voting Agreement and the Co-Sale Agreement, the “Stockholders Agreements”) of the Investor Rights Agreement or similar agreement.

4.7    No Voting or Other Stockholder Rights.  Holder, as a Holder of this Warrant, will not have any voting rights or other stockholder rights until the exercise of this Warrant and, except as set expressly forth in this Warrant, will not be considered a stockholder of the Company for any purpose until the exercise of this Warrant.

SECTION 5. MISCELLANEOUS.

5.1    Term and Automatic Conversion Upon Expiration.

(a)    Term.  Subject to the provisions of Section 1.6 above, this Warrant is exercisable in whole or in part at any time and from time to time on or before 6:00 PM, Pacific time, on the Expiration Date and shall be void thereafter.

(b)    Automatic Cashless Exercise upon Expiration.  In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised, and the Company shall, within a reasonable time, deliver a certificate representing the Shares (or such other securities) issued upon such exercise to Holder.

5.2    Legends.  In addition to any legend required by state or federal securities laws and the Stockholders’ Agreements, the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN THAT CERTAIN AMENDED AND RESTATED WARRANT TO PURCHASE COMMON STOCK ISSUED BY THE ISSUER TO SILICON VALLEY BANK DATED April 5, 2019 MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

5.3    Compliance with Securities Laws on Transfer.  This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to any Affiliate (as defined in the Loan Agreement) of Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Act. Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of Rule 144 promulgated under the Act.

5.4    Transfer Procedure.  Holder hereby makes to the Company each of the representations and warranties set forth in Section 4 hereof and agrees to be bound by all of the terms and conditions of this Warrant, including, without limitation, the Lock-Up. Subject to the provisions of Section 5.3 and upon providing the Company with written notice, SVB Financial Group and any subsequent Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable directly or indirectly, upon conversion of the Shares, if any) to any transferee, provided, however, that in connection with any such transfer,

SVB Financial Group or any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable); and provided further, that any subsequent transferee shall agree in writing with the Company to be bound by all of the terms and conditions of this Warrant, including, without limitation, the Lock-Up. Notwithstanding any contrary provision herein, at all times prior to the IPO, Holder may not, without the Company’s prior written consent, transfer this Warrant or any portion hereof, or any Shares issued upon any exercise hereof, or any shares or other securities issued upon any conversion of any Shares issued upon any exercise hereof, to any person or entity who directly competes with the Company, except in connection with an Acquisition of the Company by such a direct competitor.

5.5    Notices.  All notices and other communications hereunder from the Company to the Holder, or vice versa, shall be deemed delivered and effective (i) when given personally, (ii) on the third (3rd) Business Day after being mailed by first-class registered or certified mail, postage prepaid, (iii) upon actual receipt if given by facsimile or electronic mail and such receipt is confirmed in writing by the recipient, or (iv) on the first Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time in accordance with the provisions of this Section 5.5. All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

SVB Financial Group
Attn: Treasury Department

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

Savage River, Inc.
Attn: Mark Nelson, CFO

With a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe, LLP Attn: Harold M. Yu

5.6    Waiver.  This Warrant and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7    Attorneys’ Fees.  In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8    Counterparts; Facsimile/Electronic Signatures.  This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement. Company, Holder and any other party hereto may execute this Warrant by electronic means and each party hereto recognizes and accepts the use of electronic signatures and records by any other party hereto in connection with the execution and storage hereof. To the extent that this Warrant or any agreement subject to the terms hereof or any amendment hereto is executed, recorded or delivered electronically, it shall be binding to the same extent as though it had been executed on paper with an original ink signature. The fact that this Warrant is executed, signed, stored or delivered electronically shall not prevent the transfer by any Holder of this Warrant pursuant to Section 5.4 or the enforcement of the terms hereof.

5.9    Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

5.10    Headings.  The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

5.11    Business Days.  “Business Day” is any day that is not a Saturday, Sunday or a day on which Silicon Valley Bank is closed.

[Remainder of page left blank intentionally]
[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Warrant to Purchase Common Stock to be executed by their duly authorized representatives effective as of the Issue Date written above.

“COMPANY”

SAVAGE RIVER, INC.

By:	/s/ Ethan Brown

Name: Ethan Brown

Title: Chief Executive Officer

“HOLDER”

SVB FINANCIAL GROUP

By:	/s/ Erin Pfeifer

Name: Erin Pfeifer

Title: Senior Fixed Income Portfolio Manager

[Signature Page to A/R Warrant to Purchase Common Stock]

APPENDIX 1

NOTICE OF EXERCISE

1.    The undersigned Holder hereby exercises its right to purchase_________ shares of the Common Stock of SAVAGE RIVER, INC., a Delaware corporation (the “Company”) in accordance with the attached Amended and Restated Warrant To Purchase Common Stock, and tenders payment of the aggregate Warrant Price for such shares as follows:

[ ]	check in the amount of $ payable to order of the Company enclosed herewith

[ ]	Wire transfer of immediately available funds to the Company’s account

[ ]	Cashless Exercise pursuant to Section 1.2 of the Warrant

[ ]	Other [Describe]

2.    Please issue a certificate or certificates representing the Shares in the name specified below:

Holder's Name

(Address)

3.    By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Section 4 of the Warrant to Purchase Common Stock as of the date hereof.

HOLDER

By:

Name:

Title:

(Date):

Appendix 1

SCHEDULE 1

Company Capitalization Table

Schedule 1